EXHIBIT 10.2

NVR, INC.

2005 STOCK OPTION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into as of                     , between NVR, INC., a Virginia corporation (hereinafter “NVR”), and                      an employee of NVR and/or of an NVR subsidiary (the “Optionee”).

Recitals:

WHEREAS, NVR has adopted the NVR, INC. 2005 Stock Option Plan (the “Plan”) providing for the grant under certain circumstances of options (the “Options”) exercisable for the purchase of shares of NVR Common Stock (the “Shares”);

WHEREAS, NVR, under the terms and conditions set forth below, has offered and committed to grant an Option under the Plan to the Optionee in connection with the employment of the Optionee in the capacity set forth below; and

WHEREAS, in consideration of the grant of the Option and other benefits, the Optionee is willing to accept the Option provided for in this Agreement and is willing to abide by the obligations imposed on him or her under this Agreement and the other responsibilities of his or her position

Provisions:

NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, NVR and the Optionee hereby agree as follows:

1. Acknowledgments of Optionee. The Option granted under this Agreement is intended to provide to the Optionee an opportunity to purchase Shares. The Optionee is employed by                      in the position of             . The Optionee acknowledges that such position, the Option granted under this Agreement and the other benefits of his or her employment in that capacity are being conferred upon the Optionee only because of and on the condition of the willingness of the Optionee to commit his or her best efforts and loyalty to NVR in the performance of the duties of that position.

2. Effect of the Plan. The Option to be granted under this Agreement will be subject to all of the terms and conditions of the Plan, which are incorporated by reference and made part of this Agreement. The Optionee will abide by, and the Option granted to the Optionee will be subject to, all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee established to administer the Plan and by the Board of Directors of NVR (hereinafter “Board”) pursuant to the Plan.

STOCK OPTION AGREEMENT

3. Grants. The Optionee is hereby granted an option to purchase                      Shares, with an Option Price of $                     per Share.

4. Exercise; Conditions to Exercise.

(a) Period of Exercise. Subject to Section 4(f) below, the Option may be exercised in whole or in part with respect to vested grants at any time after vesting. No Option may be exercised after ten years from the date of grant. The Option may be exercised only with respect to whole Shares.

(b) Vesting of Option. If the EPS Target is met in accordance with Section 4(f)(i) below, then on each of December 31, 2010, December 31, 2011, December 31, 2012 and December 31, 2013, twenty-five percent (25%) of the Options shall be exercisable in respect of the number of Shares initially subject to the Option. Subject to Section 4(f), the foregoing installments, to the extent not exercised, shall accumulate and be exercisable, in whole or in part, at any time and from time to time, after becoming exercisable and prior to the termination of the Option. For the avoidance of doubt and by way of example, if additional vesting occurs on December 31, 2010, the Options additionally vested on that date could not be exercised until the first business day of 2011, at which time the Optionee would not necessarily have to be an employee of NVR or an NVR subsidiary to exercise the Options, subject to the earlier termination of the Option pursuant to Paragraphs 4(a) and 5 of this Agreement. In the event of a termination of the Optionee’s employment resulting from the Optionee’s involuntary termination without “Cause” (as defined in Section 5), death, disability or retirement at normal retirement age (age 65) after the EPS Target is met, the Option shall become exercisable at the date of termination for a pro rata portion (based on the number of full months of the current year that has expired prior to the termination, but no more than three months in the case of an involuntary termination without “Cause” or retirement at normal retirement age) of the previously nonexercisable portion of the Option which would have been eligible to be exercised at the end of the year in which such termination occurs.

(c) Who May Exercise. During the Optionee’s lifetime, the Option rights may be exercised only by him or her.

(d) Manner of Exercise. Option rights may be exercised by the delivery of written notice from the Optionee to the Committee or the Committee’s designee specifying the number of Shares then being exercised.

(e) Payment of Exercise Price. To exercise the Option, the Optionee must make full payment of the Option Price to NVR in any one or more of the following ways:

(i) in immediately available funds;

STOCK OPTION AGREEMENT

(ii) by the assignment and delivery to NVR of Shares owned by the Optionee (or his estate) provided however, that such Shares have not been acquired pursuant to the exercise of an option within the last six months (unless the options were exercised following the death of the Optionee), are free and clear of all liens and encumbrances and have a fair market value (as determined by the closing price on the national securities exchange on which the Shares are listed on the day preceding the day of exercise or by any other method acceptable to the Committee in its absolute discretion) equal to the applicable Option Price less than any portion thereof paid in cash; or

(iii) by delivery (on a form prescribed by NVR) of an irrevocable direction to a licensed securities broker acceptable to NVR to sell Shares and to deliver all or part of the sale proceeds to NVR in payment of the aggregate Option Price (but only if the Optionee is not a member of Senior Management).

The Optionee also must reimburse NVR for the amount of all applicable withholding taxes at the rate required to be paid by NVR in immediately available funds at the time of exercise.

(f) Restrictions on Exercise.

(i) Performance Goal. Except as provided in Section 7 below, the Option shall not become exercisable unless NVR meets the EPS Target. NVR will be deemed to have met the EPS Target if NVR’s cumulative earnings per share is at least $339.00 per share (as adjusted by the Board in its reasonable discretion for reorganizations, recapitalizations, splits, reverse splits, combinations of shares, mergers, consolidations, sales of assets or other similar events occurring after May 4, 2005) for the years 2005, 2006, 2007 and 2008. For the avoidance of doubt, cumulative earnings per share means the sum of the earnings per share for each year (determined in accordance with the generally accepted accounting principles for U.S. companies as then in effect for each such year, with no retroactive adjustments for rules becoming effective in future years), and shall be determined as of December 31, 2008.

(ii) Regulatory Matters. The Option may not be exercised if such exercise would constitute a violation of any applicable Federal or state statute or regulation or if any required approval of a governmental authority having jurisdiction shall not have been secured. NVR agrees to use reasonable diligence to obtain all such requisite approvals or consents.

5. Termination of Option.

(a) If the EPS Target has not been met as of December 31, 2008, the Option shall immediately terminate.

STOCK OPTION AGREEMENT

(b) If the Optionee ceases to be an employee of NVR and its affiliates, other than as a result of a termination for “Cause” (as defined in the following paragraph), the unexercised Option shall terminate, except that within three (3) months after termination of employment (one year in the case of termination due to death or disability) the Optionee or his personal representative and/or the person or persons to whom the Optionee’s Option rights may pass by will or by the applicable laws of descent and distribution, as the case may be, may exercise the Option to the extent to which he or she was entitled to exercise the Option on the date of termination of employment.

(c) A termination shall be for “Cause” in the event the Optionee ceases to be an employee of NVR and its affiliates attributable to a termination of employment as a result of (i) conviction of a felony, or other crime involving moral turpitude; (ii) gross misconduct in connection with the performance of such Optionee’s duties (which shall include a breach of such Optionee’s fiduciary duty of loyalty); (iii) a willful violation of any criminal law involving a felony, including federal or state securities laws; or (iv) material breaches (following notice and an opportunity to cure) of any covenants by the Optionee contained in any agreement between Optionee and NVR or its affiliates. In the event of a for “Cause” termination of employment, the unexercised Option shall terminate immediately.

(d) In no event may the Option be exercised by the Optionee if he or she has violated any provision of this Agreement.

6. Adjustment Upon Changes in Shares. In the event of a change in NVR’s capital structure, the adjustments provided for in Paragraph 12 of the Plan shall be made to the Option Price and the number of Shares subject to the Option hereunder.

7. Change of Control; Sale of Assets/Stock. Upon the dissolution or liquidation of NVR or upon a Change of Control, the Option shall be fully vested and be exercisable without regard to whether or not the EPS Target has been met. In the event of any such Change of Control or dissolution or liquidation (a “Transaction”), the Optionee shall have the right, (i) immediately prior to the occurrence of such Transaction and (ii) during such period occurring prior to such Transaction as the Committee in its sole discretion shall designate, to exercise the Option in whole or in part, whether or not such Option was otherwise exercisable at the time such Transaction occurs and without regard to any installment limitation on exercise imposed pursuant to Section 4 above, but subject to Section 4(f)(ii).

For purposes of the Plan, “Change of Control” means:

(i) a merger, consolidation, reorganization or other business combination of NVR with one or more other entities in which NVR is not the surviving entity;

(ii) a sale of substantially all of the assets of NVR to another entity; or

STOCK OPTION AGREEMENT

(iii) any transaction (including, without limitation, a merger or reorganization in which NVR is the surviving entity) which results in any person or entity (or persons or entities acting as a group or otherwise in concert) owning twenty percent or more of the common stock of NVR.

Notwithstanding (iii) above, a Change of Control shall not occur if any director, officer or employee owns 20 percent or more of the Shares, or acquires the right to purchase Shares which if such right were exercised would result in the ownership of 20 percent or more of the Shares, as a result of:

(a) the exercise of options or the grant or vesting of equity-based awards under any incentive plan of NVR;

(b) the purchase of Shares directly by the director, officer or employee of NVR; or

(c) the implementation of a Share repurchase program by NVR.

8. Noncompetition, Non-Solicitation and Confidentiality. (a) In consideration of the promises set forth in this Agreement, the Optionee agrees:

(i) to maintain the confidentiality of any and all information concerning NVR and its affiliates, whether with respect to its business, operations, finances, employees or otherwise during the period of his or her employment and for three (3) years after the termination of such employment;

(ii) that, during employment, he or she will not compete with NVR or with any of its affiliates, directly or indirectly in any phase of the residential homebuilding business or mortgage financing business or settlement services business at any location and during the twenty-four (24) month period following termination, he or she will not compete with NVR or with any of its affiliates, directly or indirectly in any phase of the residential homebuilding business or mortgage financing business or settlement services business at any location within any Standard Metropolitan Statistical Area (as determined by the Census Bureau, Department of Commerce, United States Government) in which Optionee has had managerial responsibility for any office or affiliate of NVR at any time within the two-year period prior to the Optionee’s termination of employment;

(iii) that he or she will not hire or solicit for hiring, directly or indirectly, any person now or hereafter employed by, or providing services as a subcontractor to, NVR or any affiliate of NVR for twenty-four (24) months after termination of the Optionee’s employment;

(iv) that he or she will not utilize the services of or attempt to acquire real property, goods or services from any developer or subcontractor now or hereafter utilized by NVR or any affiliate of NVR for twenty-four (24) months after termination of employment; and

STOCK OPTION AGREEMENT

(v) not to make or retain copies of any documents, forms, blueprints, designs, policies, memoranda or other written information developed by NVR or any affiliate of NVR now or hereafter produced and/or circulated by NVR and further agrees not to copy, transfer or otherwise retain any electronic data (including information stored on a hard drive or disk), software (including proprietary software), computer data bases or other non-print information produced, designed, owned, copyrighted or utilized by NVR.

(b) The Optionee acknowledges that the restrictions set forth in this Section 8 and elsewhere in this Agreement are reasonable and necessary to protect the business and interests of NVR and its affiliates and that it would be impossible to measure in money the damages that could or would accrue to NVR and its affiliates in the event that the Optionee fails to honor his or her obligations under this Section 8. Therefore, in addition to any other remedies NVR or its affiliates may have, it shall have the right to have the Optionee’s obligations hereunder specifically performed by order of any court having jurisdiction, without the necessity of proving actual damage.

(c) If the Optionee violates the restrictions set forth in this Section 8, the Optionee shall forfeit the Options granted pursuant to this Agreement, and shall also repay to NVR the gain (i.e., the difference at exercise between the aggregate fair market value of the purchased shares and the aggregate Option Price) recognized by the Optionee pursuant to the Options during the period beginning eighteen (18) months prior to the first violation by the Optionee of this Section 8 and ending on the date that the Company notifies the Optionee that the Optionee has forfeited the Options pursuant to this Section 8.

(d) In the event that there is a Change of Control, as defined in Section 7 of the Agreement, and the Participant is terminated without Cause, or the Participant voluntarily terminates with Good Reason, with Good Reason defined as (i) the Participant’s management responsibilities are diminished, or (ii) the Participant was an Executive Officer of NVR as defined by the Securities Exchange Act of 1933 and is not an Executive Officer of the surviving corporation or (iii) the Participant suffers any reduction of base compensation or any reduction in incentive opportunities, the non-competition provisions of Paragraph 8 become void. The confidentiality provisions remain in full force and effect.

9. Nonassignability. The options may not be transferred in any manner otherwise than by will or the laws of descent and distribution.

10. Rights as a Holder of Shares. An Optionee or a transferee of an Option shall have no rights as a Shareholder with respect to any Shares covered by his or her Option until the date on which payment is made by him or her, and accepted by the Company, for such Shares. No adjustment shall be made for distributions for which the record date is prior to the date such payment is made and accepted.

STOCK OPTION AGREEMENT

11. Employment. Nothing herein contained shall be construed to entitle the Optionee to continued employment with NVR and its affiliates.

12. Notices. All notices to NVR must be in writing, addressed and delivered or mailed to: NVR, Inc., Plaza America Tower I, 11700 Plaza America Drive, Suite 500, Reston, VA 20190, Attn: Assistant Treasurer and all notices to the Optionee must be in writing addressed and delivered or mailed to him or her at the address shown on the records of NVR.

13. Governing Law. This Agreement and all determinations made and actions taken pursuant thereto, shall be governed under the laws of the Commonwealth of Virginia, other than with regard to the choice of law provisions thereof.

14. Severability. If any part of this Agreement shall be determined to be invalid or unenforceable, such part shall be ineffective only to the extent of such invalidity or unenforceability, without affecting the remaining portions hereof.

15. Amendment, Suspension or Termination of Plan. The Company may from time to time amend, suspend or, at any time, terminate the Plan or modify this option agreement. An amendment, suspension or termination of the Plan shall not without the consent of the Optionee, reduce or impair any rights or obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NVR, INC.

By:
Its:

WITNESS (as to Optionee)	OPTIONEE